Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 24, 2016, with respect to the consolidated financial statements and schedule of DJO Finance LLC included in the registration statement (Form S-4) and related Prospectus of DJO Finance LLC and DJO Finance Corporation for the registration of $298,436,000 aggregate principal amount of 10.75% Third Lien Notes due 2020.

/s/ Ernst & Young LLP

San Diego, California

August 12, 2016